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                          CERTIFICATE OF INCORPORATION

                                       OF

                               HMS HOLDINGS CORP.

               UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

     The undersigned, for the purpose of forming a corporation pursuant to section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth that:

     FIRST:  The name of the Corporation is HMS Holdings Corp.

     SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 50,000,000 shares, consisting of 5,000,000 shares of Preferred Stock with a par value of $.01 per share, and 45,000,000 shares of Common Stock with a par value of $.01 per share.

     The following is a statement of the rights, preferences, privileges and restrictions thereof, in respect of each class of stock of the Corporation:

                                       I.

                                PREFERRED STOCK

     The Corporation shall have authority to issue the Preferred Stock in series. The Board of Directors is vested with authority to establish and designate series, to fix the number of shares therein, and the variations in the relative rights, preferences and limitations as between series, subject to the limitation that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                                      II.

                                  COMMON STOCK

     1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation.

     2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in the remaining assets of the Corporation available for distribution to its stockholders subject to and in accordance with the provisions of subdivision I of this Article FOURTH.

     3. Voting. Except as otherwise provided by law, the holders of Common Stock shall be entitled to vote on all matters to be voted on by the Shareholders of the Corporation on the following basis: each holder of Common Stock shall be entitled to one vote for each share of Common Stock so held on the record date for the determination of Shareholders entitled to vote.

     FIFTH: No holder of any shares of any class of the Corporation shall be entitled to preemptive rights.

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     SIXTH:  The Secretary of State of the State of New York is hereby designated agent of the Corporation upon whom service against this Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him as agent of the Corporation is:

        HMS Holdings Corp.
        401 Park Avenue South
        New York, New York 10016

     SEVENTH: Kathy L. Arendt, a natural person having a business address c/o HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, County of New York, is hereby designated, pursuant to section 305 of the Business Corporation Law of the State of New York, the registered agent in this State upon whom process against the Corporation may be served.

     EIGHTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which such person served at the request of the Corporation.

     NINTH: Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Dated: October 2, 2002

                                          /s/ KENNETH S. GOODWIN
                                          --------------------------------------
                                          Kenneth S. Goodwin
                                          Incorporator
                                          c/o Brown Rudnick Berlack Israels LLP
                                          120 West 45th Street
                                          New York, New York 10036

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                          CERTIFICATE OF INCORPORATION

                             OF HMS HOLDINGS CORP.

               UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

           Filed By:    Brown Rudnick Berlack Israels LLP
                        120 West 45th Street
                        New York, New York 10036

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